EXHIBIT 10.46

Severance Agreement – Fred Hite

SEVERANCE AGREEMENT

This Severance Agreement (the "Agreement") is made and entered into as of May 4, 2010 ("Effective Date") by and between Symmetry Medical, Inc., a Delaware corporation, and Fred Hite (the "Executive").
WITNESSETH

WHEREAS, Executive is an executive officer of the Symmetry Medical, Inc. and/or its subsidiaries or other affiliates (together, the "Company"); and

WHEREAS, the Company believes that Executive has made and will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company desires to encourage Executive to continue to make such contributions and not to seek or accept employment elsewhere; and

WHEREAS, the Company, therefore, desires to assure Executive of certain benefits in the event of any termination or significant redefinition of the terms of his employment with the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.           Employment Term.  The term of Executive's employment under this Agreement shall commence on the Effective Date and continue until terminated at the election of either the Company or Executive by giving notice of termination pursuant to Section 3 or by Executive's death.

2.           Qualifying Terminations.  The Company shall provide Executive with the severance benefits set forth in Section 4 of this Agreement upon any Qualifying Termination.  As used in this Agreement, "Qualifying Termination" shall mean Executive's resignation for Good Reason, as defined in Section 4.g, or termination by the Company for any reason except the following:

a.
Termination by reason of Executive's Disability.  As used in this Agreement, "Disability" means Executive's inability by reason of illness or other physical or mental condition to perform the duties required by his employment for any consecutive one hundred and twenty day (120) day period.

b.	Termination for Cause. As used in this Agreement, the term "Cause" shall mean the occurrence of one or more of the following events:

i.	Executive's conviction of a felony or of any crime involving moral turpitude;

ii.	Executive's engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company;

iii.	Executive's gross or habitual negligence in the performance of his employment duties for the Company;

iv.
Executive's material violation of the Company's business ethics or conflict-of-interest policies, as such policies currently exist or as they may be amended or implemented during Executive's employment with the Company; or

v.	Executive's misuse of alcohol or illegal drugs which interferes with the performance of Executive's employment duties for the Company or which compromises the reputation or goodwill of the Company.

In addition, severance benefits shall not be payable if Executive's employment terminates because of his resignation without Good Reason or because of his death.

3.           Procedural and Notice Obligations.  Any termination by Company of Executive's employment or any resignation by Executive shall be communicated by a written notice to the other party hereto.  If the Company gives notice of termination, the notice must state whether the Company believes the termination is a Qualifying Termination and, if not a Qualifying Termination, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination.  If Executive gives notice of termination, the notice of termination must state whether Executive believes the termination to be a Qualifying Termination and, if so, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination.  For the Executive to establish a resignation for Good Reason: (i) the Executive must within ninety (90) days of the initial occurrence of the event give written notice to the Company of such occurrence; (ii) the Company must have failed to remedy that occurrence within thirty (30) days after receiving such notice; and (iii) the Executive must resign no later than sixty (60) days after giving such notice.

4.           Severance Benefits.  Following a termination of employment for any reason, Executive shall be paid, on the next regular payday, his earned but unpaid salary, at his then effective rate, for services performed through the date of termination and, within thirty (30) days following the termination, any earned but unpaid incentive bonus for any previous completed year.  In addition, upon a Qualifying Termination, Executive shall receive the following benefits ("Severance Benefits"), less any amounts required to be withheld under applicable law, for twelve months following the Qualifying Termination (the "Severance Period"), subject to the conditions set forth in Section 3, Executive's execution of a Release Agreement, and the expiration of any revocation period therein related to a Qualifying Termination.  If the Qualifying Termination occurs within twelve months following a Change in Control, as defined in Section 4.f, then the number of months in the Severance Period and the amounts payable under Section 4 shall be multiplied by 150%.

a.
Company shall pay to Executive an amount equal to Executive's annual base salary as it existed prior to the Qualifying Termination (which shall be at least equal to the Executive's base salary on the date of this Agreement and any higher amount established after the date of this Agreement).  The payments due hereunder shall be made on the Company's normal and customary pay days during the Severance Period.

b.
Within thirty (30) days following the last day of any computation period under an incentive bonus plan or similar plan, Executive shall be paid a lump sum payment equal to (i) any bonus to which Executive would have been entitled if Executive had remained employed through the payment date and had achieved all individual performance objectives, multiplied by (ii) a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period the Executive was employed by the Company.  By way of example, should the computation period be one year, during which the Executive worked 75 days, then the fraction would be 75/365.

c.
During the Severance Period, the Company shall reimburse Executive for any amounts paid by Executive for COBRA continuation coverage, reduced by an amount equal to the payments Executive made for such coverage immediately prior to the Qualifying Termination.  If Executive's right to COBRA continuation coverage ends because Executive has enrolled in a group medical plan offered by a subsequent employer, Executive's reimbursement under this subsection shall end at the same time.

d.
If, as of the date Executive's employment terminates, Executive is a "key employee" within the meaning of Section 416(i) of the Internal Revenue Code (the "Code") and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs.  "Deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

e.
No payment or distribution by the Company to or for the benefit of Executive of the severance benefits or any other amount in the nature of compensation (whether payable or distributable under this Agreement or otherwise) (a "Payment") will be paid that would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code (an "Excess Parachute Payment").

i.
In the event that the Company determines that any Payment would constitute an Excess Parachute Payment, the Company will provide to Executive, within thirty (30) days after Executive's employment termination date, an opinion of a nationally recognized certified public accounting firm mutually selected by the Company and Executive (the "Accounting Firm") that the Executive would be considered to have received Excess Parachute Payments if the Executive were to receive the full amounts described pursuant to this Agreement or otherwise and setting forth with particularity the smallest amount by the which the Payments would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Code Sections 280G and 4999.

ii.
The Payments shall be adjusted, in the order of priority designated by the Executive in written instructions, to the minimum extent necessary so that none of the Payments, in the opinion of the Accounting Firm, would constitute an Excess Parachute Payment.

iii.	Any determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne by the Company.

f.	As used in this Agreement, a "Change in Control" of the Company means:

i.
The acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company.

ii.
The replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

iii.	A reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination:

a.
more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and

b.
at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination;

iv.	A complete liquidation or dissolution of the Company; or

v.	The sale or other disposition of all or substantially all of the assets of the Company.

Despite any other provision of this Section 4.f to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

g.
As used herein, any voluntary resignation by Executive shall be for "Good Reason" if the resignation follows any of these events: a material reduction in the Executive's base salary or target bonus from its level as of the date of this Agreement or any higher level established hereafter (in a single or multiple reductions); a material reduction in the Executive's duties or responsibilities from those that exist on the date of this Agreement or as established hereafter; or a material breach or repudiation by the Company of its obligations under this Agreement or any other agreement prescribing the terms and conditions of his employment.

5.           Settlement and Waiver of Claims by Executive.  Executive acknowledges and agrees that Executive's acceptance of the Company's payment of the severance benefits pursuant to Section 4 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive's employment with the Company and/or the termination of Executive's employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company.  Executive further acknowledges and agrees that as a condition to receiving any of the severance benefits pursuant to Section 4 of this Agreement, Executive will execute and not revoke a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, insurers, employees and representatives) that exist as of the date of the release, including but not limited to any and all claims arising out of this Agreement, Executive's employment with the Company, and/or the termination of Executive's employment with the Company, and all claims under any federal, state and local laws including the Age Discrimination in Employment Act of 1967, as amended (the "Release Agreement").  Notwithstanding the foregoing, the Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, (c) any rights to severance benefits under Section 4 of this Agreement and (d) any claims that cannot as a matter of law be released.  Company shall provide Executive with the Release Agreement within ten (10) days of the date of any Qualifying Termination.

6.           Executive's Obligations.  To induce the Company to enter into this Agreement, Executive agrees as follows:

a.
Covenants Not To Compete.  During Executive's employment with the Company and for a period of twelve (12) months immediately after the termination of his employment, Executive will not, directly or indirectly, without the prior written consent of the Board of Directors (which consent will not be unreasonably withheld):

i.
accept employment with, or perform any services for any Competitor of the Company or any of the Company's top ten (10) customers based on sales volume in the prior fiscal year.  For the purposes of this Section 6, the term "Competitor" means a company that manufactures orthopedic or aerospace products or services that compete in the marketplace with products or services that the Company provides at the time Executive's employment ends;

ii.
accept employment with or perform any services for any of the Company's customers with whom Executive had contact within the last two (2) years of his employment, if doing so would in any way reduce the level of business the customer does with the Company or otherwise adversely affect the Company's business relationship with the customer;

iii.
accept employment with or perform any services for any Competitor anywhere within the Restricted Geographic Area (a) in the same or similar capacity or function to that in which Executive worked for the Company, (b) in any executive, officer or senior management capacity or function, (c) in any sales, sales management, or customer management capacity or function, (d) in any product development or product improvement capacity, or (e) in any other capacity in which Executive's knowledge of the Company's confidential information or the customer goodwill Executive helped to develop on behalf of the Company would facilitate or support Executive's work.  For purposes of this Agreement, the term "Restricted Geographic Area" means (i) each and every State of the United States of America in which the Company is manufacturing or selling any of its products or services at the time Executive's employment ends; and (ii) each and every country in which the Company is manufacturing or selling any of its products and services at the time Executive's employment ends.  However, if the Competitor has separate divisions, business units or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit Executive from being employed by or working for only that segment of the business that is not competitive with the business of the Company, provided Executive's work does not involve any products or services that compete with the Company's products and services;

iv.
urge, induce or seek to induce any of the Company's customers to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

v.
urge, induce or seek to induce any of the Company's customers with whom Executive had contact during the last two (2) years of his employment with the Company, to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

vi.	acquire or maintain an ownership interest in any Competitor, except passive ownership of up to two percent (2%) of any publicly traded securities;

vii.
either on his own account or for any other person, firm or company solicit, hire, employ or attempt to solicit, hire or employ, or endeavor to cause any employee of the Company to leave his employment, or to induce or attempt to induce any such employee to breach any employment agreement with the Company.

viii.
urge, induce or seek to induce any of the Company's independent contractors, subcontractors, consultants, vendors or suppliers to reduce, terminate or modify in any way their relationship with the Company;

ix.
disparage the Company, its directors, officers, employees, products, facilities or other persons or things associated with the Company or otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of the Company, its Directors, officers, employees, products, facilities or other persons or things associated with the Company.

b.
Confidentiality.  Executive will keep confidential and not, directly or indirectly, divulge or use for any purpose whatsoever (other than in the performance of his duties for the Company or as compelled by law), any of the Company's confidential information, business secrets or trade secrets including, but not limited to, information concerning such matters as the Company's products, services, customers, finances and operations.  All of the Company's confidential information, business secrets and trade secrets shall be the sole and exclusive property of the Company.  Executive's confidentiality obligations shall not apply to any information that through lawful means has become generally known outside the Company or is readily available in the public domain.

Upon the termination of Executive's employment with the Company, or any time at the Company's request, Executive shall immediately deliver to the Company any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Executive's possession or under Executive's control, whether prepared by Executive or others, containing the Company's confidential information, business secrets or trade secrets.

c.
Disclosure of Developments.  Employee agrees to disclose promptly to Company all Developments made or conceived by Employee (whether at the business premises of Company, at home, or elsewhere), either solely or jointly with others, during Employee's Employment Period.  "Developments" means all products, methods, inventions, improvement, concepts, designs, formulas, techniques, processes, discoveries, know-how, and ideas related to Company's business.

d.	Ownership of Developments.

i.
All Developments made or conceived by Employee (whether at the business of Company, at home, or elsewhere), either solely or jointly with others, during Employee's Employment Period will be the sole and exclusive property of Company.  Employee hereby assigns to Company all of his rights, title, and interest in any and to all such Developments, together with any Proprietary Rights related thereto.

ii.
Both during Employee's Employment Period and thereafter, Employee agrees, at Company's expense, to take such actions and to sign such applications, assignments, and other documents as may be reasonably requested by Company from time to time in order to protect Company's right, title, or interest in any Developments and/or to obtain or maintain any Propriety Rights related thereto.

7.           Survival of Obligations/Extension/Severability/Remedies/Forfeiture.

a.
Survival of Obligations.  Executive acknowledges and agrees that his obligations under Section 6 shall survive the expiration or termination of this Agreement and the termination of his employment with the Company, irrespective of the reason for the termination of the Agreement and/or employment.  Executive further acknowledges and agrees that the post-employment restrictions set forth in Section 6 of this Agreement are and shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive's obligations under Section 6 of this Agreement or to preclude the Company from obtaining injunctive or other relief for Executive's violation or threatened violation of any provision in Section 6, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of Executive's obligations under Section 6 of this Agreement.

b.
Extension.  In the event Executive violates any of the restrictive covenants contained in Section 6, the duration of such restrictive covenant shall automatically be extended by the length of time during which Executive was in violation of such restriction.

c.
Severability; Modification of Restrictions.  Executive agrees and understands that the restrictions in Section 6 are reasonable in light of Executive's position of trust with the Company, the highly competitive nature of the Company's business and the fact that the Company has invested substantial time, money and other resources developing the confidential information, business secrets, trade secrets and relationships with its customers, employees, vendors and contractors.  Executive also agrees and represents that the restrictions in Section 6 will not impair his ability to find suitable subsequent employment.  Although Executive and the Company consider the restrictions contained in Section 6 to be reasonable and enforceable, Executive and the Company acknowledge and agree that if any provision of Section 6 is determined to be unenforceable for any reason (a) such unenforceability shall not affect the enforceability of the remainder of the Agreement; and (b) the provision shall automatically be deemed reformed so that it shall have the closest effect permitted by applicable law to the original form and shall be enforced on that basis.

d.
Remedies.  Executive recognizes that a breach or threatened breach of Section 6 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury.  For this reason, Executive agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.  In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to Section 6 of this Agreement in which the Company prevails in any respect.

e.
Forfeiture.  Executive agrees that if he either fails to fully and completely comply with each and every provision of Section 6 of this Agreement or challenges the enforceability of any provision in Section 6, then in such event the Company shall have the right to discontinue payment of any compensation that would otherwise be payable to Executive under this Agreement without any recourse by Executive, and Executive shall be obligated to repay immediately all amounts the Company already has paid to Executive under this Agreement.  The Company and Executive acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Executive's breach or threatened breach of Section 6.  If Executive fails to comply with this provision, then in addition to all other relief to which it may be entitled, the Company also shall be entitled to recover from Executive all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to this Section 7 in which the Company prevails in any respect.

8.           Payments Upon Executive's Death.  Should Executive die while any amounts are payable hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or if there be no such designee, to his estate.

9.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

__________________________________

__________________________________

If to the Company:

Symmetry Medical Inc.
3724 N. St. Rd. 15
Warsaw, IN 46582
Attention:  Chief Executive Officer
Copy to:    General Counsel

or to such other address as any party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.           Venue, Choice of Law and Jurisdiction.  The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except its choice-of-law provisions.  The parties agree that all legal disputes regarding this Agreement will be resolved by the state or federal courts located in Ft. Wayne, Indiana, and irrevocably consent to service of process in such city for such purpose.

11.           Waiver, Modification and Complete Agreement.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

12.           Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

14.           Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided herein.  Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent and distribution as set forth in Section 8 hereof, and in the event of any attempted assignment or transfer contrary to this Section 14, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

15.           Source of Payments; No Lien by Executive.  Any benefits payable under this Agreement shall be paid solely from the general assets of the Company.  Neither Executive nor Executive's beneficiary shall have interest in any specific assets of the Company under the terms of this Agreement.  This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Executive and the Company.

16.           Section 409A. This Agreement shall be interpreted and applied in a manner consistent with any applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

17.           Complete Agreement.  This Agreement does not affect Executive's rights or duties under the 2004 Equity Incentive Plan, any successor equity incentive plan, or any related award or restriction agreements between Executive and the Company.  With those exceptions, this Agreement completely supersedes and replaces any other employment agreement or other agreement covering the same or similar terms and conditions of this Agreement, whether written or oral, between Company and Executive which was entered into prior to the date of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above.

SYMMETRY MEDICAL, INC.

By:
Brian Moore, President and Chief Executive Officer

EXECUTIVE:

Printed Name: